Exhibit 99.5

CREDIT SUISSE INTERNATIONAL One Cabot Square, London E14 4QJ

Date: 18 November 2015

To:	Rock Investment SAS 16, rue de la Ville L’Evêque 75008 Paris

Re:	Amended and Restated Confirmation of a Call Spread Transaction with Maturity Date 26 March 2017

Dear Sirs,

The purpose of this letter agreement (this Confirmation) is to confirm the terms and conditions of Transaction (the Transaction) entered into between us on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This amended and restated Confirmation supersedes and replaces the initial confirmation of the Transaction dated 26 October 2015, with effect from and including the Amendment Effective Date specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the 2006 Definitions) and the 2002 ISDA Equity Derivatives Definitions (the Equity Definitions, and together with the 2006 Definitions, the Definitions), in each case as published by the International Swaps and Derivatives Association, Inc. (ISDA), are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation shall supplement, form a part of, and be subject to the ISDA 2002 Master Agreement (the Agreement) as if on the Trade Date specified in this Confirmation, you and we had executed the ISDA 2002 Master Agreement without any Schedule except for the following additional provisions and elections (the Master Agreement):

(i)
the Master Agreement shall solely apply to the Transaction governed by this Confirmation and to no other transaction between us and accordingly any Event of Default or Termination Event arising under that Master Agreement shall solely affect, and the provisions of Sections 6(e) and 6(f) of that Agreement will only apply to, this Transaction (for the avoidance of doubt, the “Other Amounts” referred to in Section 6(f) of the Agreement shall only include amounts arising under the Agreement). The parties agree that notwithstanding the provisions of the Confirmation dated 14 July 2015 evidencing the terms of the share option transaction entered between them on 14 July 2015 (as amended from time to time, the “July Confirmation”), this Transaction shall not be deemed to be the Relevant Transaction as defined in the July Confirmation and accordingly, this Confirmation shall supplement, form a part of and be subject to the Agreement as defined above;

(ii)	the Automatic Early Termination provisions contained in Section 6(a) of such agreement shall not apply in relation to Party A and shall not apply in relation to Party B;
(iii)	the Termination Currency is EUR;

(iv)	for the purposes of Section 3(f) of this Agreement, Party B makes the following representations:

	(1)	it is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes; and
	(2)	it is a “non-US branch of a foreign person” (as that term is used in Section 1.1441- 4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes.
(vii)
the Agreement and any non-contractual obligations arising out of or in relation to this Agreement will be governed by and construed in accordance with English law. All disputes arising out of or in relation to this Agreement or any non-contractual obligations arising out of or in relation to this Agreement shall be submitted to the exclusive jurisdiction of the English Courts;

(viii)
for the purposes of Section 13(c) of the Agreement, Party B will appoint its Process Agent within 10 Business Days (as defined in the General Terms below) of the date of this Confirmation and will notify such appointment to Party A promptly thereafter;

(ix)
without prejudice to any other consequences under the Agreement, if Party B fails to appoint a Process Agent in accordance with sub-paragraph (vi) above, Party B agrees that Party A shall be entitled to appoint one on behalf of and at the expense of Party B but for the avoidance of doubt Party A will also be permitted to effect service by any other method permitted by law;

(xi)
the parties agree that the definitions and provisions contained in Annexes 1 to 18 and Section 6 of the 2002 Master Agreement Protocol published by ISDA on 15 July 2003 are incorporated and apply to the Agreement. References in those definitions and provisions to any “ISDA 2002 Master Agreement and/or “2002 Master” will be deemed to be references to the Agreement; and

(xii)
the parties to the Agreement agree that the amendments set out in the Attachment to the ISDA 2012 FATCA Protocol published by ISDA on 15 August 2012 and available on the ISDA website (www.isda.org) shall apply to the Agreement. The parties further agree that the Agreement will be deemed to be a Covered Master Agreement and that the Implementation Date shall be the Trade Date as specified in this Confirmation regardless of the definitions of such terms in the Protocol.

This Confirmation relates to a call spread Transaction consisting of the Lower Call Options Element and the Upper Call Options Element, each relating to the Shares. The terms of this Transaction are as follows:

1.	PARTIES

The Parties are:

(a)
Credit Suisse International, an unlimited liability company incorporated under the laws of England and Wales, whose registered office is located at One Cabot Square, London E14 4QJ, United Kingdom, registered with the companies registry of England and Wales under number 2500199 (Party A); and

(b)
Rock Investment SAS, a société par actions simplifiée incorporated under the laws of France, whose registered office is located at 16 rue de la Ville l’Evêque, 75008 Paris, registered at the Paris companies and trade register under number 795 278 860 (Party B).

2.	GENERAL TERMS
2.1	General Terms applicable to the Lower Call Options Element and the Upper Call Options Element of the Transaction

Trade Date:	26 October 2015.
Effective Date:	The Trade Date.
Maturity Date:	26 March 2017.
Amendment Effective Date:	18 November 2015.
Shares:	The fully paid ordinary shares of the Issuer (ISIN: IT0003497168) and “Share” means any one of them.
Issuer:	Telecom Italia, a società per azioni incorporated under the laws of Italy, whose registered office is at Via Gaetano Negri, 1 20123 Milan, Italy.
Individual Tranche:
The Transaction is made up of a series of tranches (each, an Individual Tranche), each with the terms set forth in this Confirmation, including Schedule 1 hereto. To the extent expressly provided for in this Confirmation, the payments and deliveries (as the case may be) required to be made in respect of the Transaction shall be determined separately for each Individual Tranche, as if it were a separate Transaction under the Agreement. For all other purposes under the Agreement (including, without limitation, Sections 5 and 6 of the Agreement), the Individual Tranches, together, shall be treated as one Transaction.

Individual Tranche Number of Shares:	With respect to each Individual Tranche, the number of Shares equal to 1/5th of the Aggregate Number of Shares (rounded to the nearest integer).
Maximum Aggregate Number of Shares:	141,666,667.
Aggregate Number of Shares:
A number of Shares notified by Party A to Party B promptly following the Initial Hedging Period Completion Date and determined by reference to the Initial Hedge Positions established by Party A in accordance with the Initial Hedging Procedures provided that the Aggregate Number of Shares shall not exceed the Maximum Aggregate Number of Shares.

On the Settlement Date of an Individual Tranche, the Aggregate Number of Shares shall be reduced by the Individual Tranche Number of Shares for that Individual Tranche.

For the avoidance of doubt, there will be only one Initial Hedging Period (running from the Amendment Effective Date to the Initial Hedging Completion Date) and the Aggregate Number of Shares will be determined following the Initial Hedging Period.

Number of Options:	For each Individual Tranche, a number equal to the Individual Tranche Number of Shares for that Individual Tranche.
Exchange:	Borsa Italiana.
Related Exchange:	IDEM.
Option Style:	European.
Calculation Agent:	Party A. All calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.
Business Days:	London and Paris.
Initial Hedging Period:
The period during which Party A establishes its Initial Hedge Positions with respect to the Transaction (in the market or otherwise) required in relation to the amendments to the Transaction effected on the Amendment Effective Date which will end on the earlier to occur of (i) the Exchange Business Day on which Party A establishes Initial Hedge Positions such that the Aggregate Number of Shares will equal the Maximum Aggregate Number of Shares and (ii) the date falling five (5) Exchange Business Days immediately following the Amendment Effective Date (the last Exchange Business Day in the Initial Hedging Period is the Initial Hedging Period Completion Date).

Initial Hedging Procedures:
During the Initial Hedging Period Party A shall, in its sole discretion, use reasonable endeavours to execute Initial Hedge Positions so that in the aggregate Party A has established Hedge Positions in respect of a number of Shares up to but not exceeding the amount required such that the Aggregate Number of Shares is equal to the Maximum Aggregate Number of Shares and will establish the Initial Hedge Positions subject to the Initial Hedge Conditions.

For the avoidance of doubt, these “Initial Hedging Procedures” apply to the Initial Hedge Positions established in connection with the hedging of the Transaction in relation to the amendments effected on the Amendment Effective Date only, and shall not apply to any other hedging activities undertaken by Party A (and/or any of Party A’s Affiliates) in connection with the Transaction.

Initial Hedge Positions:	The Hedge Positions established by Party A with respect to the Transaction during the Initial Hedging Period.

Target Hedge Positions:
The number of Hedge Positions that Party A requires in respect of the Transaction (assuming for this purpose that the Executed Proportion is one (1)).

Party A will on the Amendment Effective Date give indicative figures in respect of the size of its expected Target Hedge Positions. Such figures are indicative only and Party A’s Target Hedge Positions will be determined in Party A’s sole discretion depending on, amongst other factors, market values from time to time during the Initial Hedging Period.

Initial Hedge Conditions:
Party A shall not establish any Initial Hedge Positions which would result in the Initial Price being less than EUR 1.05 or greater than EUR 1.25. If these Initial Hedge Conditions result in the Initial Hedge Positions being less than the Target Hedge Positions, Party A and Party B will discuss in good faith and a commercially reasonable manner whether to amend Schedule 2 and these Initial Hedge Conditions.

In addition, prior to commencing the process of establishing its Initial Hedge Positions, Party A will consult with Party B as to whether Party B elects to impose any Initial Hedge Conditions. Party B may (but need not) set limits such that:

(i)	on any Exchange Business Day, Party A may not execute Initial Hedge Positions at a price per Share exceeding the price notified by Party B to Party A; and

(ii)	to establish the Initial Hedge Positions, Party A may not purchase on a given Exchange Business Day more than a specified percentage of the daily trading volume of the Shares (such specified percentage as notified by Party B to Party A).

Party B may waive the Initial Hedge Conditions or change the relevant price or percentage in (i) and (ii) above once the Initial Hedging Period has commenced by notifying Party A in accordance with the process agreed by Party A and Party B during the consultation prior to the start of the Initial Hedging Period with respect to the establishment of further Initial Hedge Positions after such notice is given.

If Party A has not established its full Target Hedge Positions by the Initial Hedging Period Completion Date, then Party A will determine the proportion that the Hedge Positions that Party A has in fact established prior to and during the Initial Hedging Period represents of the Target Hedge Positions (such proportion, the Executed Proportion). If Party A has established its full Target Hedge Positions by the Initial Hedging Period Completion Date, the Executed Proportion will always be one (1).

Initial Price:
A price per Share determined promptly following the Scheduled Closing Time of the Exchange on the final Exchange Business Day of the Initial Hedging Period by Party A and equal to the volume weighted average price per Share (including any fees, stamp duty and taxes (including for the avoidance of doubt Italian Financial Transaction Tax) but for the avoidance of doubt, excluding any taxes on income) in the Settlement Currency at which Party A establishes its Initial Hedge Positions with respect to the Transaction in the market or otherwise, over the Initial Hedging Period. For the avoidance of doubt, the Initial Price is only relevant to determining the Final Premium Amount and will not affect any other term of the Transaction.

Pricing Notice:
Promptly following the Initial Hedging Period Completion Date, Party A shall deliver written notice to Party B of whether the Target Hedge Positions were established (and if not, the Executed Proportion), the Initial Price and the Premium Amount Adjustment (such notice, the Pricing Notice).

Initial Premium Amount:
EUR7,300,000. For the avoidance of doubt, such amount is separate and is in addition to the original premium previously paid (as adjusted) in connection with the original Confirmation prior to the present Amendment and Restatement terms.

Initial Premium Payment Date:	The Initial Premium Amount will be payable by Party B to Party A on the Amendment Effective Date.
Final Premium Amount:
After the Scheduled Closing Time of the Exchange on the last Exchange Business Day of the Initial Hedging Period, Party A will determine the Final Premium Amount as being the product of (i) the Final Premium Amount Percentage to be determined by Party A by linear interpolation from the sensitivity table described in Schedule 2 hereto, based on the Initial Price, (ii) the Initial Price, (iii) the Executed Proportion and (iv) the Aggregate Number of Shares.

Premium Amount Adjustment:
The Premium Amount Adjustment is an amount equal to the Final Premium Amount minus the Initial Premium Amount.

On the third Exchange Business Day following the last day of the Initial Hedging Period or if such date is not a Business Day, the next Business Day:

(i)	if the Premium Amount Adjustment is a positive number, then Party B will pay the Premium Amount Adjustment to Party A; and

(ii)	if the Premium Amount Adjustment is a negative number, then Party A will pay the absolute value of the Premium Amount Adjustment to Party B.

2.2	Terms applicable to the Lower Call Options Element of each Individual Tranche
	Option Type:	Call.
	Seller:	Party A.
	Buyer:	Party B.
	Strike Price:	EUR1.24.
2.3	Terms applicable to the Upper Call Options Element of each Individual Tranche
	Option Type:	Call.
	Seller:	Party B.
	Buyer:	Party A.
	Strike Price:	EUR1.45.
3.	PROCEDURE FOR EXERCISE
	Exercise of European Options:	All options will be exercised solely in accordance with the Automatic Exercise provisions and Party B will not serve any Exercise notices.
	Expiration Date:	In respect of each Individual Tranche, the Valuation Date for that Individual Tranche.
	Expiration Time:	Thirty minutes after the Scheduled Closing Time of the Exchange on the Expiration Date.
	Automatic Exercise:	Applicable, provided that such Option shall only be exercised automatically if it is In-the-Money.
4.	VALUATION
	Valuation Date:	In respect of each Individual Tranche, as specified in Schedule 1 hereto.
	Valuation Time:	In respect of each Individual Tranche, the Scheduled Closing Time on the Exchange on the Valuation Date for that Individual Tranche.
5.	SETTLEMENT
	Settlement Currency:	EUR.

Settlement Method Election:	Applicable.
Electing Party:	Party B.
Default Settlement Method:	Cash Settlement.
Settlement Method Election Date:	The date falling five (5) Scheduled Trading Days prior to the first Valuation Date specified in Schedule 1.

Cash Settlement Payment Date:
Where Cash Settlement applies, for each Individual Tranche, the third Currency Business Day following the Maturity Date (unless such day is not a Business Day, in which case it shall be the next immediately following Business Day).

	Settlement Price:	Where Cash Settlement applies, for each Individual Tranche, the VWAP of the Shares on the relevant Valuation Date, and the Strike Price if Physical Settlement applies.
VWAP:
For any Exchange Business Day, the volume weighted average price per Share in EUR (excluding opening auctions, closing auctions and block trades) as published on Bloomberg using AQR function in respect of the Shares traded only on the Exchange (or any successor page thereto). In the event where such information is not available on such Bloomberg page promptly following the Scheduled Closing Time of the Exchange on the relevant Exchange Business Day for any reason or is manifestly erroneous, the price as reasonably determined by the Calculation Agent.

Settlement Date:
For each Individual Tranche, the third Clearance System Business Day following the Maturity Date (except that if such date is not a Business Day, it shall be the next Clearance System Business Day that is also a Business Day).

6.	DIVIDEND AMOUNT

These provisions apply in respect of each Individual Tranche separately. On each Dividend Amount Payment Date for the relevant Individual Tranche, Party A will pay to Party B an amount equal to the Dividend Amount.

Number of Hedged Shares:
A number of Shares determined by the Calculation Agent as representing Party A’s aggregate Hedge Positions in respect of the relevant Individual Tranche as of the Ex-Dividend Date in respect of the relevant Dividend Payment Date.

Dividend Amount Payment Date:	The date falling two (2) Currency Business Days following each Dividend Payment Date (unless such day is not a Business Day in which case it shall be the following Business Day).
Dividend amount:	The product of the Actual Dividend and the Number of Hedged Shares.

Actual Dividend:
100% of the net cash ordinary dividend per Share (after deduction for or on account of withholding tax at the rate applicable to Party A) declared by the Issuer to holders of record of a Share and payable on a particular Dividend Payment Date and converted into the Settlement Currency at the spot rate on the relevant Dividend Amount Payment Date (if necessary).

For the avoidance of doubt, Extraordinary Dividends will not form part of the Actual Dividend and any dividend in kind (including in particular, but without limitation, a dividend in Share(s) received by the holder of record of a Share) shall constitute an Extraordinary Dividend.

Dividend payment Date:	In respect of an Actual Dividend, each date during the Dividend Period on which an Actual Dividend is paid by the Issuer to holders of record of a Share.
Ex Dividend Date:	In respect of an Actual Dividend, the date on which the Shares have commenced trading ex-dividend on the Exchange.
Dividend Period:	The period commencing on and including the Trade Date and ending on and including the Valuation Date in respect of the relevant Individual Tranche.

7.	SHARE ADJUSTMENTS
	Method of Adjustment:	Calculation Agent Adjustment.
8.	EXTRAORDINARY EVENTS – ADDITIONAL DISRUPTION EVENTS
8.1	Extraordinary Events
Consequences of Merger Events:

Share for Share:	Modified Calculation Agent Adjustment.
Share for Other:	Modified Calculation Agent Adjustment.
Share for Combined:	Modified Calculation Agent Adjustment.

Tender Offer:	Applicable.

Consequences of Tender Offer:

Share for Share:	Modified Calculation Agent Adjustment.
Share for Other:	Modified Calculation Agent Adjustment.
Share for Combined:	Modified Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.
Nationalisation, Delisting and Insolvency:	Cancellation and Payment (Calculation Agent Determination).

Determining Party	Party A.

8.2	Additional Disruption Events

Change in Law
Applicable. Section 12.9(a)(ii) of the 2002 Definitions is replaced in its entirety by the words:

“‘Change in Law’ means that, on or after the Trade Date of this Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), the Calculation Agent determines in good faith that it has become illegal for a party to this Transaction to hold, acquire or dispose of Hedge Positions relating to such Transaction, provided that this Section 12.9(a)(ii) shall not apply if the Calculation Agent determines that such party could have taken reasonable steps to avoid such illegality.”

	Failure to Deliver	Applicable.
	Insolvency Filing	Not Applicable.
	Hedging Disruption	Applicable.
	Loss of Stock Borrow:	Not Applicable.
	Maximum Stock Loan Rate:	Not Applicable.
	Increased Cost of Stock Borrow:	Not Applicable.
	Initial Stock Loan Rate:	Not Applicable.
Increased Cost of Hedging
Applicable, except that in the definition of Increased Cost of Hedging ‘expense or fee (other than brokerage commissions)’ is deleted and ‘tax’ and ‘duty’ will not include any taxes on income (but it will for the avoidance of doubt include Italian Financial Transaction Tax). For the avoidance of doubt brokerage commissions will also be excluded from that definition.

	Determining Party	Party A.
9.	OTHER PROVISIONS
	Non-Reliance:	Applicable.
	Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.
	Additional Acknowledgements:	Applicable.

10.	ADDITIONAL REPRESENTATIONS, AGREEMENTS AND UNDERTAKINGS
10.1	Additional Representations
(i)	Each party represents to the other party on the Trade Date and at all times during the Term of this Transaction, that:

(a)       it is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction; It has not received from the other party any assurance or guarantee as to the expected results of the Transaction;

(b)       it is capable of assessing the merits of, and understanding (on its own behalf or through independent professional advice), and understand and accepts, the terms, conditions, risks and suitability of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction;

(c) the other party (and the other party’s affiliates, employees or agents) are not acting as a fiduciary for or an adviser to it in respect of the Transaction; and
(d) it will make all disclosures required to be made by it under applicable law or regulation in respect of its entry into the Transaction.
(ii)	Party B represents to Party A on the Amendment Effective Date and at all times during the Term of this Transaction, that:

(a)       it has discussed the Transaction and has been advised on legal and tax matters by its independent legal counsel and has taken such other internal or external advice to the extent that it has deemed necessary;

(b) it has such sophistication, knowledge and experience in financial and business matters that it is capable of evaluating the merits, risks and suitability of entering into the Transaction;
(c) the purpose and effect of this Transaction are permissible and appropriate as a matter of applicable law, custom and regulation in the applicable jurisdiction;

(d)       it is solely responsible for deciding to enter into the Transaction and has not relied on any other party, other than its own advisors, in respect of the accounting or tax treatment to be applied to this Transaction, or the overall suitability of this Transaction;

(e)       the Transaction, including the accounting and tax treatment to be accorded to the Transaction, is consistent with all regulatory requirements applicable to Party B and arising from or applicable to the Transaction and it has taken all steps necessary to ensure that the Transaction complies with such requirements, and it will ensure that such accounting and tax treatment is appropriately reflected, if required, with the proper regulatory authorities in the applicable jurisdiction;

(f)        it, its officers, directors and employees, its Président and its Président’s Président has complied, and will comply, with all laws, regulations and administrative provisions applicable to it (or them) and that are relevant in connection with this Transaction, including disclosure obligations and market abuse provisions (if any);

(g) it has entered into this Transaction as principal for its own account in the normal and ordinary course of its business;

(h)       it has the requisite corporate power and authority to enter into the Transaction and perform the obligations thereunder. The execution and delivery of this Confirmation by Party B and the consummation by Party B of the Transaction contemplated hereby have been duly authorized by all necessary corporate action. This Confirmation has been duly executed and delivered by Party B; and

(k)       for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

(iii)       Party B represents to Party A on the Amendment Effective Date, each date during the Initial Hedging Period that Party B imposes or varies an Initial Hedge Condition during the Initial Hedging Period (each a “Relevant Date”) that it and its directors, officers and employees, its Président and its Président’s Président are not in possession of any material non-public information about the Issuer and/or the Shares.

For the avoidance of doubt, the mere existence of this Transaction between Party A and Party B does not constitute material non-public information for the purpose of this representation or the Event of Default below.

(iv)       On the Amendment Effective Date, Party B represents to Party A that: (1) there has been no change in the identity or percentage holdings of the shareholder(s) of (i) Party B since 12 September 2013 and (ii) NJJ Holding since 2 September 2013, (2) NJJ Holding is the Président of Party B and Mr Niel is the Président of NJJ Holding (and such representation shall be deemed to be repeated on each Relevant Date), (3) neither it nor any of its Affiliates intends to make a bid for the entire share capital of the Issuer, nor it nor its Affiliates intends to acquire a shareholding such that it and/or its Affiliates hold such number of or interests in Shares in the Issuer as to require it or its Affiliates to make a bid for the entire share capital of the Issuer in accordance with applicable laws and regulations, and (4) neither it nor any of its Affiliates holds Shares or has any synthetic position in Shares, in addition to (i) this Transaction, the share option transactions entered into between Party A and Party B on 14 July 2015, 8 September 2015, 18 September 2015, 21 October 2015, 26 October 2015 and 27 October 2015 (as such transactions may be amended from time to time) and (ii) any other cash and/or share settled option transactions on up to 3.1% of the voting capital of the Issuer in aggregate; and (5) neither it nor any of its Affiliates has entered into any shareholder agreements or any written or oral agreements with any of existing shareholders of the Issuer.

(v) The parties make each of the representations set out in Section 3 of the Master Agreement to each other on the Amendment Effective Date.

10.2	Additional Agreements and Undertakings

(a)
Party B will comply in all material respects with the laws, regulations and administrative provisions applicable to it (or them) in respect of the Transaction, including disclosure or reporting requirements in respect of the Transaction.

(b)
Party A will provide Party B with an indicative aggregate mark to market valuation promptly following the end of each calendar month in respect of the then outstanding Individual Tranches. Such valuations will not be firm offers to trade additional options or be binding in any way on Party A and nor will they reflect the amount that would be payable following termination of the Transaction in accordance with Section 6 of the Agreement. The provision of such valuations will also be subject to the applicable policies of Party A, including, without limitation, its standard terms and disclaimers for such valuations.

(c)	On or prior to the Amendment Effective Date, Party B will deliver the following documents in a form and substance satisfactory to Party A:

(i) an up to date copy of the statuts (company articles) of Party B and NJJ Holding respectively.
(ii) an up to date electronic copy of the Extrait Kbis in respect of NJJ Holding and Party B respectively evidencing that NJJ Holding is the Président of Party B and Mr Niel is the Président of NJJ Holding.

(iii) an up to date electronic copy of a non-bankruptcy certificate (certificat de non faillite) and a lien search (état des inscriptions) in respect of Party B and NJJ Holding, in each case dated not more than one month prior to the Amendment Effective Date.

Documents in respect of which no Section 4 of the Master Agreement Representation is made:
Within 10 Business Days of the Amendment Effective Date, Party B will provide a letter evidencing the appointment of a process agent in respect of Party B for the purposes of this Agreement and each of the other call option transactions entered into between Party A and Party B (which do not form part of this Agreement) (each as amended from time to time).

Party B represents to Party A that as of the Amendment Effective Date, the most recent audited financial statements of Rock Investment are the statements in respect of the year ending 31 December 2014 which have previously been delivered by Rock Investment.

10.3	Additional Event of Default
	(a)	In addition to the Events of Default in Section 5 of the Agreement, it shall be an additional Event of Default in respect of Party B if any Relevant Person:

	(i)	at any time is not in compliance with its disclosure obligations or undertakes any action that constitutes market abuse under any relevant laws; or
	(ii)	is on a Relevant Date in possession of any material non-public information in respect of the Issuer and/or the Shares.
(b)	Party B will notify Party A upon Party B becoming aware that a circumstance that constitutes an Event of Default under sub-paragraph (a) above has arisen.

‘‘Relevant Person’’ means Party B, and its directors, officers and employees, its Président (and its directors and officers) and its Président’s Président, each of the ultimate shareholders of Party B from time to time and any intermediate holding company through which such ultimate shareholders hold interests in Party B.

For the avoidance of doubt Relevant Date has the meaning given in 10.1(iii) above.

11.	NOTICES

The addresses and telephone and facsimile numbers for delivery of notices hereunder shall be as follows:

Notices to Party A:

Address: Credit Suisse International

One Cabot Square London E14 4QJ England

Attention:	(A) Head of Credit Risk Management; and
(B) Global Head of OTC Operations - Operations Department; and
(C) Head of Client Management Team, General Counsel Division
Swift:	Credit Suisse International CSFP GB2L

Facsimile:	+44 (0) 207888 2686
Attention:	Head of Client Management Team, General Counsel Division

Telephone number for oral confirmation of receipt of facsimile in legible form under this Agreement: +44 (0) 207888 2055. Designated responsible employee for the purposes of Section 12(a)(iii) of the Agreement: Senior Legal Secretary.

With a copy to:

Facsimile: +44 (0) 207888 3715
Attention: Head of Credit Risk Management

With a copy to:

Facsimile: +44 (0) 207888 9503
Attention: Global Head of OTC Operations - Operations Department.

The notice details above shall be used for all purposes under the Agreement, including, for the avoidance of doubt, for the purposes of notices under Sections 5 or Section 6 of the Agreement, subject to Paragraph 14 below.

Notices to Party B:	Rock Investment SAS, 16 rue de la Ville l’Evêque, 75008 Paris

Facsimile Number:	+ 33 (0)1 73 50 27 05

Attention:	Xavier Niel

12.	ACCOUNT DETAILS

Payments to Party A and Party B shall be made as follows:

Payments to Party A:	Bank:	Citibank London (CITIGB2L)
	Beneficiary:	Credit Suisse International
	Account:	10403229

Payments to Party B:	To be advised separately

Deliveries to Party A and Party B shall be made as follows:

Deliveries to Party A:	Bank:	Euroclear Bank Brussels
	Swift code:	MGTCBEBEECL
	CSD Account number:	EGSP 611
	Beneficiary:	Credit Suisse Securities (Europe) Limited
	Account:	Euroclear 93827

Deliveries to Party B: To be advised separately

13.	ISDA 2013 EMIR PORTFOLIO RECONCILIATION, DISPUTE RESOLUTION AND DISCLOSURE PROTOCOL

Party A and Party B agree that, with effect from the Trade Date of the Transaction specified in this Confirmation, the terms of the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol (EMIR Port Rec Protocol), as published by the ISDA on 19 July 2013 and available on the ISDA website (www.isda.org), shall apply to the Agreement (as defined above) as if Party A and Party B had adhered to the EMIR Port Rec Protocol and the Agreement was a Protocol Covered Agreement. In respect of the attachment to the EMIR Port Rec Protocol, references to “the Implementation Date” shall mean the date of this Confirmation and references to “any ISDA Master Agreement” shall mean the Agreement. For the purposes thereof:

(a)	Party A is a Portfolio Data Sending Entity, with respect to which:

	(i)	London is specified as the location for its Local Business Days for the purposes of the EMIR Port Rec Protocol; and

	(ii)	Party B agrees to deliver the following items to Party A at the contact details shown below:

		(A)	the Portfolio Data:

portfolio.recon@credit-suisse.com (as may be updated from time to time); and

		(B)	notices of a discrepancy and Dispute Notices:

			I.	recognition or valuation of OTC trades: portfolio.recon@credit-suisse.com
			II.	collateral: cmu.recon@credit-suisse.com

	(b)	Party B is a Portfolio Data Receiving Entity, with respect to which:

		(i)	Paris is specified as the location for its Local Business Days for the purposes of the EMIR Port Rec Protocol; and

		(ii)	the Portfolio Data, Notices of a discrepancy and Dispute Notices having to be sent to xniel@iliad.fr.

14.	ISDA 2013 EMIR NFC REPRESENTATION PROTOCOL

Party A confirms that it is an adhering party to the ISDA 2013 EMIR NFC Representation Protocol (NFC Protocol), as published by the ISDA on 8 March 2013 and available on the ISDA website (www.isda.org). Party A and Party B agree that the provisions set out in the attachment to the NFC Protocol and Party A’s elections made in its adherence letter to the NFC Protocol are incorporated into and shall apply to the Agreement as if the Agreement was a Covered Master Agreement. In this regard, references to “the Implementation Date” shall mean the date of this Confirmation and references to “the Agreement” shall mean the Agreement. For the purposes thereof:

	(a)	Party A is a Party that does not make the NFC Representation;

	(b)	Party B is a Party making the NFC Representation; and

(c)
for the purposes of sub-paragraph (ii) of the NFC Status provisions contained in the attachment to the NFC Protocol, the address details for the delivery by Party B to Party A of any Clearing Status Notice, Non-Clearing Status Notice, NFC+ Representation Notice, NFC Representation Notice or Non-representation Notice are:

Clearing_status_notices@credit-suisse.com

(d)
in respect of any Clearing Status Notice or a Non-representation Notice delivered by Party B to Party A, Party B shall inform Party A of the date on which subparagraph (i)(1) and/or (i)(2) of the NFC Representation, as applicable, became, or will become, incorrect in respect of Party B. Party B provides such information (i) in the relevant Clearing Status Notice or a Non-representation Notice, or (ii) failing which, as soon as possible upon Party A’s request. The failure by Party B to take any action mentioned in this subparagraph will not constitute an Event of Default under the Agreement.

(e)
If the representation in subparagraph (i)(1) of the NFC Representation proves to have been incorrect or misleading in any material respect when made (or deemed repeated) by Party B (where Party B has become a financial counterparty (as such term is defined in EMIR) after it had served a Clearing Status Notice), sub-paragraph (iii) of the attachment to the NFC Protocol shall be deemed to apply and, for that purpose, (1) any Transactions subject to the clearing obligation pursuant to EMIR shall be deemed to be “Relevant NFC Clearable Transactions” and Transactions shall otherwise be deemed to be “Relevant NFC Non-Clearable Transactions”, (2) for the purposes of the definitions “Relevant NFC Non-Clearable Transaction Risk Mitigation Deadline Date” and “Change of Status Party”, the references to subparagraph (i)(2) of the NFC Representation therein shall be deemed to be references to subparagraph (i)(1) of the NFC Representation.

If Party В delivers a Non-representation Notice to Party A other than because Party В is or will become a financial counterparty (as such term is defined in EMIR), Party A will classify Party В as a non-financial counterparty that is subject to the clearing obligation.

Credit Suisse International is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Party В on request.

Please confirm your agreement to be bound by the terms of the foregoing by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

CREDIT SUISSE INTERNATIONAL

By:	/s/ Jean-Marc Botteri
Name: Jean-Marc Botteri
Title: Director Global Markets Solutions Group

By:	/s/ Mounir Elarchi
Name: Mounir Elarchi
Title: Managing Director

Accepted and confirmed as of the date first above written:

Rock Investment SAS

By:	/s/ Xavier Niel
Name:	Xavier NIEL

Title:	as Président of NJJ Holding, itself Président of Rock Investments SAS

SCHEDULE 1

Individual Tranche	Valuation Date
1	Fourth Scheduled Trading Day immediately prior to Maturity Date
2	Third Scheduled Trading Day immediately prior to Maturity Date
3	Second Scheduled Trading Day immediately prior to Maturity Date
4	Scheduled Trading Day immediately prior to Maturity Date
5	Maturity Date

SCHEDULE 2
Initial Price (EUR)	1.05	1.10	1.15	1.20	1.25
Final Premium Amount Percentage	3.43%	3.78%	4.10%	4.41%	4.69%

For the purpose of the table immediately above, the Initial Price is rounded up or down to the nearest 0.0001 (with 0.00005 and above rounded up).